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                                                                     Exhibit 14a

                  MUNICIPAL FUND FOR CALIFORNIA INVESTORS, INC.

                              AMENDED AND RESTATED
                               12b-1 SERVICES PLAN


                  Section 1. Upon the recommendation of PFPC Inc. ("PFPC") and Pennsylvania Merchant Group Limited/MFD Group Incorporated ("PMG/MFD"), the Fund's Co-Administrators, any officer of Municipal Fund for California Investors, Inc. (the "Company") is authorized to execute and deliver, in the name and on behalf of the Company written agreements in substantially the form attached hereto or in any other form duly approved by the Board of Directors ("Servicing Agreements") with non-bank institutional shareholders of record ("Service Organizations") of the Company's Class A Common Stock - Special Series 2 (said Series known as "California Money Plus"). The Servicing Agreement shall require the Service Organizations to provide support and distribution services on behalf of the Company as set forth therein to their clients who beneficially own shares of California Money Plus ("Money Plus Shares") in consideration for a fee, computed daily and paid monthly in the manner set forth in the Servicing Agreements, at an annual rate not to exceed .40% of the average daily net asset value of the Money Plus Shares held by the Service Organizations on behalf of their clients. Subject to the limitations stated above, the rate of the fees payable to Service Organizations shall be set from time to time by resolution adopted by the Company's Board of Directors (including a majority of its Disinterested Directors) in the manner set forth in Section 4(a). All expenses incurred by the Company in connection with the Servicing Agreements and the implementation of this Plan with respect to Money Plus Shares shall be borne entirely by the holders of Money Plus Shares.

                  Section 2. PMG/MFD shall monitor the arrangements pertaining to the Company's Servicing Agreements with Service Organizations in accordance with the terms of PMG/MFD administration agreement with the Company. PMG/MFD shall not, however, be obliged by this Plan to recommend, and the Company shall not be obliged to execute, any Servicing Agreement with any qualifying Servicing Organization.

                  Section 3. So long as this Plan is in effect, PMG/MFD shall provide to the Company's Board of Directors, and the Directors shall review, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.

                  Section 4. This Amended and Restated Plan shall become effective immediately upon the approval of the Plan (and the Form of Servicing Agreement attached hereto) by a majority of the Board of Directors, including a majority of the Directors who are
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not "interested persons" as defined on the Investment Company Act of 1940 (the
"Act") of the Company and who have no direct or indirect financial interest in the operation of this Plan - (the "Disinterested Directors") pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of this Plan (and form of Servicing Agreement).

                  Section 5. Unless sooner terminated, this Plan shall continue until May 31, 1999, and thereafter shall continue automatically for successive annual periods ending on May 31 provided such continuance is approved at least annually in the manner set forth in Section 4(a).

                  Section 6. This Plan may be amended at any time by the Board of Directors, provided that (a) any amendment to increase materially the costs (whether for distribution or any other purpose) which the Company may bear pursuant to this Plan shall be effective only upon the favorable vote of a majority (as defined in the Act) of the outstanding Money Plus Shares and (b) any material amendment of the terms of this Plan shall become effective only upon the approval set forth in Section 4 (a) and upon the approval of a majority (as defined in the Act) of the outstanding Money Plus Shares.

                  Section 7. This Plan is terminable at any time (a) by vote of a majority of the disinterested Directors, or (b) by vote of a majority (as defined in the Act) of the Money Plus Shares.

                  Section 8. While this Plan is in effect, the selection and nomination of those Directors who are not "interested persons" (as defined in the Act) of the Company shall be committed to the discretion of such non-interested Directors.

                  Section 9. The Company has adopted this Amended and Restated 12b-1 Services Plan as of May 31, 1998 pursuant to Section 12(b) of the Act and the rules and regulations promulgated thereunder.


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